Exhibit 99.1

CONTACTS:	John Milligan
(650) 522-5756

Susan Hubbard
(650) 522-5715

For Immediate Release

GILEAD SCIENCES ANNOUNCES THIRD QUARTER 2006 FINANCIAL RESULTS

- Total Revenues of $748.7 Million, Up 52 Percent over Third Quarter 2005 -

- Record Product Sales of $670.1 Million, Up 43 Percent over Third Quarter 2005 -

- Net Loss Per Share of $(0.11); Non-GAAP EPS of $0.64 Per Share,

excluding Purchased In-Process Research and Development Charge -

Foster City, CA, October 18, 2006 - Gilead Sciences, Inc. (Nasdaq: GILD) announced today its results of operations for the quarter ended September 30, 2006. Total revenues for the third quarter of 2006 were $748.7 million, up 52 percent compared to total revenues of $493.5 million for the third quarter of 2005. Net loss for the third quarter of 2006 was $52.2 million, or $(0.11) per diluted share, which included a charge of $355.6 million for purchased in-process research and development (IPR&D) incurred in connection with the acquisition of Corus Pharma, Inc. (Corus) in August 2006 and after-tax stock-based compensation expense of $25.6 million reflecting the impact of the adoption of the Financial Accounting Standards Board’s Statement No. 123 (revised 2004), “Share Based Payment” (SFAS 123(R)) on January 1, 2006. Excluding the impact of the IPR&D charge, non-GAAP net income for the third quarter of 2006 was $303.4 million, or $0.64 per diluted share. Net income for the third quarter of 2005 was $179.2 million, or $0.38 per diluted share.

Product Sales

Product sales were a record $670.1 million for the third quarter of 2006, up 43 percent over the same period in 2005, marking twelve consecutive quarters of product sales growth. This growth continues to be driven primarily by Gilead’s HIV product franchise, including the strong performance of Truvada® (emtricitabine and tenofovir disoproxil fumarate) and the rapid uptake of AtriplaTM (efavirenz 600 mg/ emtricitabine 200 mg/ tenofovir disoproxil fumarate 300 mg) following its U.S. launch in July of this year, as well as continued solid product sales of Hepsera® (adefovir dipivoxil).

HIV Franchise

HIV product sales were $557.3 million in the third quarter of 2006, a 53 percent increase from $363.5 million for the same period in 2005.

•	Truvada

Truvada sales were $309.0 million for the third quarter of 2006, an increase of 90 percent from Truvada sales in the third quarter of 2005. Truvada sales accounted for more than 55 percent of Gilead’s total HIV product sales in the third quarter of 2006.

•	Viread

Sales of Viread® (tenofovir disoproxil fumarate) were $170.6 million in the third quarter of 2006, a 10 percent decrease from $189.4 million in the third quarter of 2005. Viread sales volume has decreased due primarily to patients switching from a Viread-containing regimen to one containing Truvada in countries where Truvada is available.

•	Atripla

Sales of Atripla were $68.4 million in the third quarter of 2006.

•	Emtriva

Emtriva® (emtricitabine) sales were $9.3 million for the third quarter of 2006, down 21 percent from the third quarter of 2005. Emtriva sales volume has decreased due primarily to patients switching from an Emtriva-containing regimen to one containing Truvada in countries where Truvada is available.

AmBisome for Severe Fungal Infections

Sales of AmBisome® (amphotericin B) liposome for injection for the third quarter of 2006 were $55.3 million, an increase of one percent compared to the third quarter of 2005.

Hepsera for Chronic Hepatitis B

Sales of Hepsera totaled $55.1 million for the third quarter of 2006, an 18 percent increase from $46.9 million in the third quarter of 2005. The increase in sales for the third quarter of 2006 was primarily driven by strong volume growth in Europe.

Royalty and Contract Revenues

For the third quarter of 2006, royalty and contract revenues resulting from collaborations with corporate partners totaled $78.7 million, an increase of $52.4 million from the third quarter of 2005. The increase in the third quarter of 2006 was primarily driven by the recognition of Tamiflu® (oseltamivir phosphate) royalties from F. Hoffmann-La Roche Ltd (Roche) of $62.7 million. This amount was significantly higher than the Tamiflu royalties of $12.1 million recognized in the third quarter of 2005. The increase was primarily due to the significantly higher Tamiflu sales recorded by Roche during the second quarter of 2006 compared to the same period in 2005, as well as the elimination of a contractual cost of goods adjustment that had historically reduced the amount of Tamiflu royalties recognized by Gilead.

“We are pleased to have achieved a very solid third quarter in 2006, including total revenues of $749 million,” said John F. Milligan, Ph.D., Executive Vice President and Chief Financial Officer of Gilead. ”Revenues from the first nine months of this year have already exceeded total revenues recorded for all of last year. Our continued sales growth is a result of strong initial uptake of Atripla, robust U.S. and international sales of Truvada, and continued solid performance of both Hepsera and AmBisome in increasingly competitive markets.”

Research and Development

Research and development (R&D) expenses for the third quarter of 2006 were $93.3 million, which included stock-based compensation expense of $13.3 million, compared to R&D expenses of $78.8 million for the same quarter in 2005. R&D expenses for the third quarter of 2006 were higher due to increased headcount and increased clinical, product development and research activities associated with our HIV, hepatitis B and hepatitis C programs, as well as stock-based compensation expense from Gilead’s adoption of SFAS 123(R). During the third quarter of 2005, Gilead made a $15.0 million payment to Emory University (Emory) in connection with the amendment of our existing license agreement with Emory related to our obligation to develop emtricitabine for the hepatitis B indication.

Selling, General and Administrative

Selling, general and administrative (SG&A) expenses for the third quarter of 2006 were $132.5 million, which included stock-based compensation expense of $16.0 million, compared to SG&A expenses of $100.9 million for the same quarter in 2005. The higher SG&A expenses in the third quarter of 2006 as compared to the third quarter of 2005 were primarily due to increased headcount and expenses driven by our significant business growth and business development activities, as well as stock-based compensation expense from Gilead’s adoption of SFAS 123(R).

Purchased In-Process Research and Development

In August 2006, Gilead completed its acquisition of Seattle-based Corus and recorded a charge of $355.6 million to reflect Corus’s incomplete IPR&D programs. Gilead did not record any income tax benefit for this charge.

Cash, Cash Equivalents and Marketable Securities

As of September 30, 2006, Gilead had cash, cash equivalents and marketable securities of $3.20 billion. This compared to $2.31 billion as of December 31, 2005. The increase in cash, cash equivalents and marketable securities was primarily attributable to $738.6 million of operating cash flows generated during the first nine months of 2006 and $587.6 million of net proceeds generated from our issuance of convertible senior notes and related transactions, offset by $356.2 million in net cash paid on our acquisition of Corus and $161.0 million paid toward principal on our term loan.

Other Balance Sheet Highlights

Inventories increased by $156.4 million from December 31, 2005 to $373.3 million as of September 30, 2006, primarily driven by increases in Atripla inventory, which includes the purchases of Sustiva® (efavirenz) active pharmaceutical ingredient from Bristol-Myers Squibb (BMS) at BMS’ approximate market value of Sustiva.

Corporate Highlights

In July 2006, Gilead announced a donation to The Institute of Organic Chemistry and Biochemistry at the Academy of Sciences of the Czech Republic (IOCB) for the establishment of a Gilead Sciences Research Centre. Gilead will provide a $1.1 million annual donation to IOCB for an initial five-year term to fund the Centre’s operations and ongoing research activities.

In August 2006, Gilead and Merck & Co., Inc. (Merck) announced that the companies established an agreement for the distribution of Atripla in developing countries around the world.

In August 2006, Gilead announced that it completed its acquisition of Corus following an initial investment of $25.0 million in Corus in April 2006. Corus’s lead product candidate, aztreonam lysine for inhalation, is an inhaled antibiotic with activity against Gram-negative bacteria including Pseudomonas aeruginosa, which can cause lung infections in patients with cystic fibrosis. The product candidate is currently being evaluated in Phase III clinical studies.

Also in August and September of 2006, Gilead announced that it signed non-exclusive agreements to provide eleven generic companies in India with a license to produce and distribute generic versions of Viread to 95 low-income countries around the world, including India.

In September 2006, Gilead and BMS announced an agreement to commercialize Atripla in Canada for the treatment of HIV-1 infection in adults, subject to the approval of the product by Health Canada.

In October 2006, Gilead and Myogen, Inc. (Myogen), announced that the companies have signed a definitive agreement under which Gilead plans to acquire Myogen for approximately $2.5 billion. Myogen is a publicly held biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disorders. This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities of Myogen. A tender offer for Myogen’s outstanding shares is being made only by the Offer to Purchase filed with the Securities and Exchange Commission on October 16, 2006.

Product and Pipeline Highlights

“We are all very proud of Gilead’s achievements in the third quarter of 2006,” said John C. Martin, PhD, President and Chief Executive Officer of Gilead. “After only a two and a half month review period, we, along with our partner Bristol-Myers Squibb, received U.S. approval for Atripla, the first-ever once-daily single tablet regimen for the treatment of HIV-1 infection in adults. I am pleased to report that Atripla is off to a very strong launch and am proud that we have contributed to providing improved dosing convenience for many physicians and patients. We also worked diligently in partnership with colleagues at Bristol-Myers Squibb and Merck to complete the submission of our Marketing Authorisation Application for Atripla in the European Union earlier this month.”

Dr. Martin continued, “We made significant progress with our research programs during the third quarter. This progress will be further augmented, pending the completion of our acquisition of Myogen, by the addition of ambrisentan to Gilead’s pipeline – a product with important potential for the treatment of pulmonary arterial hypertension. The Myogen transaction allows Gilead to strengthen our efforts in the specialty market of pulmonary-related diseases, as initially established with our acquisition of Corus.”

HIV Franchise

In July 2006, Gilead and BMS announced that the U.S. Food and Drug Administration granted approval of Atripla for the treatment of HIV-1 infection in adults.

In August 2006, Gilead announced the presentation of positive 96-week data from an ongoing clinical trial (Study 934) comparing a once-daily regimen of Viread, Emtriva and Sustiva to a twice-daily regimen of Combivir® (lamivudine/zidovudine) with Sustiva once daily in treatment-naive adults with HIV. The data were presented at the XVI International AIDS Conference, which took place August 13 to 18, 2006 in Toronto, Canada.

In September 2006, Gilead announced two presentations of long-term efficacy and safety data from Study 903E, evaluating the company’s once-daily anti-HIV medication, Viread, as part of combination therapy. Data from both analyses of Study 903E were presented at the 8th International Workshop on Adverse Drug Reactions and Lipodystrophy in HIV, held September 24 to 26, 2006 in San Francisco, California.

Conference Call

At 4:30 p.m. Eastern Time today, Gilead will webcast a conference call live on Gilead’s website to discuss its third quarter 2006 results. During the call, Gilead will be discussing additional corporate, financial, statistical, product and pipeline information. That information can be found on Gilead’s website at www.gilead.com under “Investors.” To access the webcast via the internet, log on to www.gilead.com. Please connect to the company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast.

Alternatively, please call 1-800-798-2884 (U.S.) or 1-617-614-6207 (international) and dial the participant passcode 91313116 to access the call. Telephone replay is available approximately two hours after the call through October 21 2006. To access, please call 1-888-286-8010 (U.S.) or 1-617-801-6888 (international) and dial the participant passcode 43684597. The webcast will be archived on www.gilead.com for one year.

About Gilead

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

Non-GAAP Financial Information

Non-GAAP earnings and earnings per diluted share are presented excluding the impact of the IPR&D charge incurred in connection with the acquisition of Corus. Our management believes this non-GAAP information is useful for investors, in conjunction with our GAAP financial statements, because it facilitates the comparison of current and prior period operating results after eliminating the effect of expense components that are individually material in the current period but were not present in the prior period. Non-GAAP financial information no longer excludes stock-based compensation expense resulting from our adoption of SFAS 123(R) on January 1, 2006 as management believes that investors have gained a better understanding of stock-based compensation expense and are now including such expense in their evaluation of the company; however, note 1 to the condensed consolidated statements of operations on page 6 of the attached press release continues to enable management and investors to understand the comparative impact of stock-based compensation expense on the various captions of the statements of operations in 2006. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of our operating results as reported under GAAP.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include those relating to our ability to close the acquisition of Myogen and to the potential benefits to Gilead of owning ambrisentan. Gilead cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially. These risks and uncertainties include Gilead’s ability to successfully integrate the products and employees of Gilead and Myogen, the ability of ambrisentan to receive regulatory approvals and market acceptance, our ability to consummate the purchase of Myogen as the transaction is subject to closing conditions, including successfully completing the tender offer for Myogen shares and the expiration or termination of the applicable Hart-Scott-Rodino Antitrust Improvements Act waiting period., and other risks identified from time to time in Gilead’s reports filed with the U.S. Securities and Exchange Commission. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking.

Gilead directs readers to its Annual Report on Form 10-K for the year ended December 31, 2005, its Quarterly Reports on Form 10-Q for the first and second quarters of 2006 and its current reports on Form 8-K. Gilead claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

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Viread, Emtriva, Truvada, AmBisome and Hepsera are registered trademarks of Gilead Sciences, Inc.

Atripla is a trademark of Bristol-Myers Squibb & Gilead Sciences, LLC.

Tamiflu is a registered trademark of F. Hoffmann-La Roche Ltd.

Sustiva is a registered trademark of Bristol-Myers Squibb Company.

Combivir is a registered trademark of GlaxoSmithKline Inc.

For more information on Gilead Sciences, please visit www.gilead.com or

Call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Revenues:
Product sales	$670,060	$467,204	$1,820,104	$1,315,873
Royalty and contract revenues	78,673	26,247	306,809	103,261

Total revenues	748,733	493,451	2,126,913	1,419,134

Costs and expenses:
Cost of goods sold (1)(3)	109,791	65,498	278,031	186,182
Research and development (1)	93,305	78,830	272,241	208,961
Selling, general and administrative (1)(5)	132,529	100,873	426,567	274,765
Purchased in-process research and development (4)	355,568	—	355,568	—

Total costs and expenses	691,193	245,201	1,332,407	669,908

Income from operations	57,540	248,250	794,506	749,226

Interest and other income, net (5)	36,197	14,127	102,082	31,232
Interest expense	(6,081)	(26)	(15,012)	(50)
Minority interest in joint venture	1,640	1,223	3,878	2,398

Income before provision for income taxes (1)	89,296	263,574	885,454	782,806
Provision for income taxes	141,460	84,342	409,764	250,494

Net income (loss)	$(52,164)	$179,232	$475,690	$532,312

Net income (loss) per share - basic	$(0.11)	$0.39	$1.04	$1.18

Net income (loss) per share - diluted	$(0.11)	$0.38	$0.99	$1.13

Shares used in per share calculation - basic	457,433	456,098	458,773	452,923

Shares used in per share calculation - diluted (2)	457,433	475,965	478,101	472,350

Notes:

(1)	On January 1, 2006, we adopted SFAS 123(R) and recorded stock-based compensation expense during the three and nine months ended September 30, 2006. The following is the stock-based compensation expense recorded in the respective caption of the statements of operations above:

	Three months ended September 30, 2006	Nine months ended September 30, 2006
Stock-based compensation expense:
Cost of goods sold	$2,524	$8,236
Research and development expenses	13,267	38,108
Selling, general and administrative expenses	15,954	51,800
Provision for income taxes	(6,165)	(21,340)

Total stock-based compensation expense, net of taxes	$25,580	$76,804

(2)	The net loss per diluted share calculation for the quarter ended September 30, 2006 does not include the effect of outstanding stock options as they were antidilutive. Shares used in the calculation of net income per diluted share for the nine months ended September 30, 2006 include the effect of outstanding stock options to purchase 19.3 million shares of common stock applying the treasury stock method.
(3)	For the nine months ended September 30, 2006, cost of goods sold includes $6.8 million recorded in the first quarter of 2006 to decrease the book value of inventory for our Access Program to reflect its net realizable value.
(4)	For the three and nine months ended September 30, 2006, we incurred $355.6 million of purchased in-process research and development as a result of our acquisition of Corus Pharma, Inc.
(5)	Certain prior period amounts have been reclassified to be consistent with current period presentation.

GILEAD SCIENCES, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(unaudited)

(in thousands, except per share amounts)

Below is a reconciliation of our GAAP operating results and per share amounts as reported in the attached press release. Non-GAAP earnings and earnings per diluted share are presented excluding the impact of the purchased in-process research and development charge incurred in connection with the acquisition of Corus. Our management believes this non-GAAP information is useful for investors, in conjunction with our GAAP financial statements, because it facilitates the comparison of current and prior period operating results after eliminating the effect of expense components that are individually material in the current period but were not present in the prior period. Non-GAAP financial information no longer excludes stock-based compensation expense resulting from our adoption of SFAS 123(R) on January 1, 2006 as management believes that investors have gained a better understanding of stock-based compensation expense and are now including such expense in their evaluation of the company; however, note 1 to the condensed consolidated statements of operations on page 6 of the attached press release continues to enable management and investors to understand the comparative impact of stock-based compensation expense on the various captions of the statements of operations in 2006. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of our operating results as reported under GAAP.

	Three months ended September 30, 2006	Nine months ended September 30, 2006
Net income (loss) (GAAP)	$(52,164)	$475,690
Purchased in-process research and development expense	355,568	355,568

Net income (Non-GAAP)	$303,404	$831,258

Shares used in per share calculation - diluted (GAAP)	457,433	478,101
Dilutive securities	18,829	—

Shares used in per share calculation - diluted (Non-GAAP)	476,262	478,101

Net income (loss) per share - diluted (GAAP)	$(0.11)	$0.99

Net income per share - diluted (Non-GAAP)	$0.64	$1.74

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2006	December 31, 2005
	(unaudited)	(Note 1)
Cash, cash equivalents and marketable securities (2)	$3,204,443	$2,311,033
Other current assets (2)	1,178,452	781,175
Property, plant and equipment, net	288,105	242,568
Other noncurrent assets	628,132	431,540

Total assets	$5,299,132	$3,766,316

Current liabilities (2)	$581,829	$465,163
Long-term liabilities (2)	1,418,473	273,375
Stockholders' equity	3,298,830	3,027,778

Total liabilities and stockholders' equity	$5,299,132	$3,766,316

Note:

(1)	Derived from audited consolidated financial statements at that date.
(2)	Certain prior period amounts have been reclassified to be consistent with current period presentation.

GILEAD SCIENCES, INC.

PRODUCT SALES SUMMARY

(unaudited)

(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
HIV products:
Truvada – U.S.	$201,482	$140,004	$589,010	$340,442
Truvada – International	107,551	22,399	268,225	36,238

	309,033	162,403	857,235	376,680

Viread – U.S.	71,795	74,939	222,439	259,884
Viread – International	98,829	114,456	307,402	336,465

	170,624	189,395	529,841	596,349

Atripla – U.S.	68,373	—	68,373	—
Atripla – International	—	—	—	—

	68,373	—	68,373	—

Emtriva – U.S.	5,064	4,787	13,384	15,100
Emtriva – International	4,208	6,950	14,515	21,214

	9,272	11,737	27,899	36,314

Total HIV products – U.S.	346,714	219,730	893,206	615,426
Total HIV products – International	210,588	143,805	590,142	393,917

	557,302	363,535	1,483,348	1,009,343

Hepsera – U.S.	23,426	21,940	69,615	59,379
Hepsera – International	31,687	24,953	94,997	75,985

	55,113	46,893	164,612	135,364

AmBisome	55,313	54,736	164,740	165,157
Other products	2,332	2,040	7,404	6,009

Total product sales	$670,060	$467,204	$1,820,104	$1,315,873